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                                                                    EXHIBIT 99.1

 CLEAR CHANNEL INCREASES QUARTERLY CASH DIVIDEND ON COMMON STOCK AND AUTHORIZES
                           ADDITIONAL REPURCHASE PLAN


San Antonio, Texas - July 21, 2004....Clear Channel Communications, Inc. (NYSE:
CCU) announced today that its Board of Directors declared a quarterly cash dividend of $0.125 per share on its Common Stock. This represents a 25 percent increase from the previous quarterly dividend of $0.10 per share. The dividend is payable on October 15, 2004 to shareholders of record at the close of business on September 30, 2004.

The Board of Directors also authorized an additional share repurchase program, permitting the Company to repurchase an incremental $1 billion of its common shares over the next 12 months. The Company had previously authorized a repurchase program of $1 billion on March 30, 2004, which is substantially complete. To date, the Company has repurchased $934 million of Common Stock.

Mark Mays, President and Chief Operating Officer, stated "We are pleased to announce that our Board has authorized both a dividend increase and an additional share repurchase program. It is a reflection of our Board's confidence in the Company's financial strength and our overall commitment to our shareholders. We continue to believe that the purchase of our common stock at the current stock price represents an attractive opportunity to benefit the long-term interests of the Company and its shareholders."

Clear Channel will base its decisions on amounts of repurchases and their timing on such factors as the stock price, general economic and market conditions and the Company's debt levels. The repurchase program may be suspended or discontinued at any time. Shares of stock repurchased under the plan will be held as treasury shares.

                    ABOUT CLEAR CHANNEL COMMUNICATIONS, INC.

Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations, outdoor displays, and entertainment venues in 63 countries around the world.

Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Visit our website at www.clearchannel.com.